Exhibit 99.8

Board of Directors
The Gillette Company
Prudential Tower Building
Boston, MA 02199

CONSENT OF UBS SECURITIES LLC

      We hereby consent to the use of our opinion letter dated January 27, 2005 to the Board of Directors of The Gillette Company (“Gillette”) as Annex D to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Gillette with a wholly owned subsidiary of The Procter & Gamble Company and to the references thereto in the Joint Proxy Statement/Prospectus under the headings “Summary – Opinions of Gillette’s Financial Advisors – Goldman, Sachs & Co. and UBS Securities LLC,” “The Proposed Merger – Background of the Merger,” “The Proposed Merger – Factors Considered by, and Recommendation of, the Board of Directors of Gillette” and “Opinions of Financial Advisors – Opinion of Gillette’s Financial Advisors”.

     In giving such consent, we do not admit and we hereby disclaim that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of “experts” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC
UBS SECURITIES LLC

New York, New York
April 20, 2005